Exhibit 23.2


                 CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders View Systems, Inc.
Baltimore, Md.

We hereby consent to the use of our report dated March 23, 2005, with respect to the consolidated financial statements included in the filing of the Registration Statement (Form S-8) of View Systems, Inc. for the fiscal year ended December 31, 2004.


/s/ Chisholm, Bierwolf & and Nilson, LLC

Bountiful, UT



November 7, 2005